Exhibit 99.1
Financial Contact:	James S. Gulmi (615) 367-8325

Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FIRST QUARTER FISCAL 2011 RESULTS
Company Raises Fiscal 2011 Outlook
NASHVILLE, Tenn., May 27, 2010 — Genesco Inc. (NYSE: GCO) today reported earnings from continuing operations for the first quarter ended May 1, 2010 of $8.6 million, or $0.36 per diluted share, compared to a loss from continuing operations of $5.6 million, or $0.30 per diluted share, for the first quarter ended May 2, 2009. Fiscal 2011 first quarter earnings reflected pretax charges of $2.4 million, or $0.06 per diluted share, related to fixed asset impairments. Fiscal 2010 first quarter earnings reflected pretax charges of $11 million, or $0.47 per diluted share, related to a loss on the early retirement of debt in connection with the exchange of $56.4 million of convertible notes for common stock as well as fixed asset impairments, lease terminations, litigation settlements, a higher effective tax rate and higher interest costs due to the adoption of a new accounting standard applicable to the Company’s convertible debt.
     Adjusted for the listed items in both periods, earnings from continuing operations were $10.1 million, or $0.42 per diluted share, for the first quarter of Fiscal 2011, compared to $3.5 million, or $0.17 per diluted share, for the first quarter of Fiscal 2010. For consistency with Fiscal 2011’s previously announced earnings expectations and the adjusted results for the prior period announced last year, neither of which reflected the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.
     Net sales for the first quarter of Fiscal 2011 increased 8% to $401 million from $370 million in the first quarter of Fiscal 2010. Comparable store sales in the first quarter of Fiscal 2011 increased by 5%. The Journeys Group’s comparable store sales for the quarter rose by 2%, the Lids

5

Sports Group’s increased by 10%, Underground Station’s comps were flat, and Johnston & Murphy Retail’s increased by 10%.
     Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “We are very pleased with our first quarter performance. We experienced solid top-line growth as consumer demand in our retail, wholesale and direct-to-consumer channels rebounded from year ago levels. The combination of comparable sales gains, improved gross margins, and better expense leverage allowed us to report earnings that exceeded expectations. May is off to a good start with comparable store sales through May 22 up 3%.”
     Dennis also discussed the Company’s outlook for Fiscal 2011. “Based on our better than expected first quarter results we are raising our earnings outlook for fiscal 2011. We now expect full year earnings per share between $2.10 and $2.20, up from our previous expectation of earnings per share between $2.00 and $2.10. Consistent with previous years, this guidance does not include expected non-cash asset impairments which are projected to be approximately $9 million to $11 million, or $0.22 to $0.27 per share, in fiscal 2011. It also excludes an estimated $0.9 million, or $0.02 per share, of asset write offs associated with flood damage to four Nashville-based stores, which we anticipate in the second quarter. This guidance assumes full-year comparable sales in the positive 2% to 3% range.”
     Dennis concluded, “We are encouraged by our first quarter results and move toward our key selling seasons excited about the current state of each of our operating segments. Long-term, we believe that our diversified business model will continue to yield positive benefits and with $105 million in cash and no debt, we are well positioned to pursue the many growth opportunities still in front of us.”
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, continuing weakness in

6

the consumer economy, inability of customers to obtain credit, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in buying patterns by significant wholesale customers, bankruptcies or deterioration in financial condition of significant wholesale customers, disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, competition in the Company’s markets and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and to conduct required remodeling or refurbishment on schedule and at expected expense levels, deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, unexpected changes to the market for our shares, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

7

Conference Call
     The Company’s live conference call on May 27, 2010, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,260 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Sports Fan-Attic and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

8

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
	May 1,	May 2,
In Thousands	2010	2009

Net sales	$400,853	$370,366
Cost of sales	192,782	181,144
Selling and administrative expenses*	191,077	182,291
Restructuring and other, net	2,443	4,973

Earnings from operations	14,551	1,958
Loss on early retirement of debt	—	5,119
Interest expense, net*	235	2,161

Earnings (loss) from continuing operations before income taxes	14,316	(5,322)
Income tax expense	5,753	281

Earnings (loss) from continuing operations	8,563	(5,603)
Earnings from (provision for) discontinued operations, net	53	(159)

Net Earnings (Loss)	$8,616	$(5,762)

*	For the three months ended May 2, 2009, bank fees of $0.9 million were reclassified from interest expense to selling and administrative expenses to conform to the current year presentation.
Earnings Per Share Information

	Three Months Ended
	May 1,	May 2,
In Thousands (except per share amounts)	2010	2009

Preferred dividend requirements	$49	$50

Average common shares — Basic EPS	23,462	18,852

Basic earnings (loss) per share:
Before discontinued operations	$0.36	$(0.30)
Net earnings (loss)	$0.37	$(0.31)

Average common and common equivalent shares — Diluted EPS	23,898	18,852

Diluted earnings (loss) per share:
Before discontinued operations	$0.36	$(0.30)
Net earnings (loss)	$0.36	$(0.31)

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
	May 1,	May 2,
In Thousands	2010	2009

Sales:
Journeys Group	$181,891	$176,847
Underground Station Group	26,073	26,728
Lids Sports Group	119,988	98,804
Johnston & Murphy Group	44,537	39,330
Licensed Brands	28,142	28,551
Corporate and Other	222	106

Net Sales	$400,853	$370,366

Operating Income (Loss):
Journeys Group	$9,082	$5,513
Underground Station Group	765	(450)
Lids Sports Group	9,792	6,524
Johnston & Murphy Group	2,273	157
Licensed Brands	4,632	3,617
Corporate and Other*	(11,993)	(13,403)

Earnings from operations	14,551	1,958
Loss on early retirement of debt	—	5,119
Interest, net	235	2,161

Earnings (loss) from continuing operations before income taxes	14,316	(5,322)
Income tax expense	5,753	281

Earnings (loss) from continuing operations	8,563	(5,603)
Earnings from (provision for) discontinued operations, net	53	(159)

Net Earnings (Loss)	$8,616	$(5,762)

*	Includes a $2.4 million charge in the first quarter of Fiscal 2011 for asset impairments. Includes a $5.0 million charge in the first quarter of Fiscal 2010 which includes $4.5 million in asset impairments, $0.4 million for other legal matters and $0.1 million for lease terminations.

GENESCO INC.
Consolidated Balance Sheet

	May 1,	May 2,
In Thousands	2010	2009

Asets
Cash and cash equivalents	$105,399	$16,690
Accounts receivable	29,411	28,417
Inventories	295,514	298,733
Other current assets	51,017	54,711

Total current assets	481,341	398,551

Property and equipment	208,732	233,751
Other non-current assets	198,027	182,811

Total Assets	$888,100	$815,113

Liabilities and Shareholders’ Equity
Accounts payable	$111,163	$80,604
Other current liabilities	76,596	63,020

Total current liabilities	187,759	143,624

Long-term debt	—	51,648
Other long-term liabilities	108,165	110,244
Shareholders’ equity	592,176	509,597

Total Liabilities and Shareholders’ Equity	$888,100	$815,113

GENESCO INC.
Retail Units Operated — Three Months Ended May 1, 2010

	Balance				Balance			Balance
	01/31/09	Acquisitions	Open	Close	01/30/10	Open	Close	05/01/10

Journeys Group	1,012	0	19	6	1,025	3	5	1,023
Journeys	816	0	9	6	819	2	4	817
Journeys Kidz	141	0	9	0	150	1	1	150
Shi by Journeys	55	0	1	0	56	0	0	56
Underground Station Group	180	0	0	10	170	0	7	163
Lids Sports Group	885	38	35	37	921	8	7	922
Johnston & Murphy Group	157	0	7	4	160	2	3	159
Shops	114	0	5	3	116	2	3	115
Factory Outlets	43	0	2	1	44	0	0	44

Total Retail Units	2,234	38	61	57	2,276	13	22	2,267

Constant Store Sales

	Three Months Ended
	May 1,	May 2,
	2010	2009

Journeys Group	2%	3%
Underground Station Group	0%	-5%
Lids Sports Group	10%	7%
Johnston & Murphy Group	10%	-18%

Total Constant Store Sales	5%	2%

Schedule B
Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Three Months Ended May 1, 2010 and May 2, 2009

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	May 2010	on EPS	May 2009	on EPS

Earnings (loss) from continuing operations, as reported	$8,563	$0.36	$(5,603)	$(0.30)
Adjustments: (1)
Impairment & lease termination charges	1,439	0.06	2,769	0.12
Other legal matters	56	—	238	0.01
Loss on early retirement of debt	—	—	3,061	0.13
Convertible debt interest restatement (APB 14-1)	—	—	491	0.02
Higher effective tax rate	89	—	2,533	0.11
Effect of change in share count from going to a profit from a loss	—	—	—	0.08

Adjusted earnings from continuing operations (2)	$10,147	$0.42	$3,489	$0.17

(1)	All adjustments are net of tax. The tax rate for the first quarter of Fiscal 2011 is 39.0% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the first quarter of Fiscal 2010 is 40.2% excluding a FIN 48 discreet item of $0.1 million.

(2)	Reflects 23.9 million share count for Fiscal 2011 and 23.2 million share count for Fiscal 2010 which includes common stock equivalents in both years and convertible shares in Fiscal 2010.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the Fiscal 2010 results.

Schedule B
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 29, 2011

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2011		Fiscal 2011

Forecasted earnings from continuing operations	$46,678	$1.94	$44,324	$1.84

Adjustments: (1)
Impairment and lease termination charges	6,327	0.26	6,327	0.26

Adjusted forecasted earnings from continuing operations (2)	$53,005	$2.20	$50,651	$2.10

(1)	All adjustments are net of tax. The forecasted tax rate for Fiscal 2011 is 40.2%.

(2)	Reflects 24.1 million share count for Fiscal 2011 which includes common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.